Exhibit 99.1

Media Contact:
Claire Simmons
Cree, Inc.
Corporate Communications
media@cree.com

Cree Names Neill Reynolds as CFO

DURHAM, N.C., July 23, 2018 – Cree, Inc. (Nasdaq: CREE) announces the appointment of Neill Reynolds as chief financial officer (CFO), effective Aug. 27. Reynolds will succeed Mike McDevitt at that time, per the transition plan announced in June.

Reynolds brings extensive executive financial and industry leadership experience to Cree. He joins from NXP Semiconductors N.V., where he serves as senior vice president of finance, strategy and procurement. At NXP, Reynolds has led global teams to develop and drive profitability initiatives to expand profit margins and deliver on growth objectives.

Prior to NXP, his career includes more than 15 years as a finance leader with international technology companies including General Electric, where he held CFO positions in various businesses and served on management teams that consistently delivered profit enhancements for global industrial and manufacturing businesses, spanning multiple technology industries.

“Neill is an exceptional leader with vast experience within the markets Cree serves,” said Gregg Lowe, CEO of Cree. “We believe that Neill’s industry knowledge will help position Cree for continued success and support our growth plans. We thank Mike for his substantial contributions to Cree’s success over the past 16 years and are grateful for his support during the transition.”

Reynolds holds a bachelor’s degree from Boston College.

About Cree, Inc.
Cree is an innovator of Wolfspeed™ power and radio frequency (RF) semiconductors, lighting class LEDs and lighting products. Cree’s Wolfspeed product families include SiC materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging, inverters, power supplies, telecom and military and aerospace. Cree’s LED product families include blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and electronic signs and signals. Cree’s LED lighting systems and lamps serve indoor and outdoor applications.

For additional product and Company information, please refer to www.cree.com.

Cree® is a registered trademark and WolfspeedTM is a trademark of Cree, Inc. NXP is a trademark of NXP B.V.

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